Exhibit 10.1

FSI INTERNATIONAL, INC.

2008 OMNIBUS STOCK PLAN

(As Amended and Restated January 2012)

INCENTIVE STOCK OPTION AGREEMENT

FSI International, Inc. (the “Company”), pursuant to Section 9 of its 2008 Omnibus Incentive Plan (as amended and restated January 2012) (the “Plan”), hereby grants to the Optionee named below an Option to purchase the number of shares of the Company’s common stock shown below. The terms and conditions of this Option Award are set forth in this Incentive Stock Option or Non-Qualified Stock Option Agreement (the “Agreement”), consisting of the Option Award Table below and the Terms and Conditions on the following pages, and in the Plan document which will either be provided with the Company letter advising you of the grant or will be accessible on the Solium Capital (the “Third Party”) plan administrators web site under the subheading “Shareworks”. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Option Award Table

Full Name of Optionee:
Grant Name:
No. of Shares Covered:	Grant Date:
Exercise Price Per Share:	Expiration Date:
Vesting Schedule Table:
Option Vesting Schedule
No. of Shares
Vesting Date	Vesting

By accepting these Options the Optionee agrees to all of the terms and conditions contained in this Agreement and in the Plan document. The Optionee acknowledges having reviewed these documents and that they set forth the entire agreement between the Optionee and the Company regarding the Optionee’s right to purchase shares of the Company’s common stock pursuant to this Option.

RECITALS

Whereas, the Company maintains the FSI International, Inc. 2008 Omnibus Stock Option Plan (the “Plan”); and

Whereas, the Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, subject to the authorization by the Compensation Committee of the aggregate number of Option available for grant; and

Whereas, the Committee, or its designee, has determined that the Optionee is eligible to receive an award under the Plan in the form of a Stock Option (the”Option”) and has set the terms and conditions thereof.

Now Therefore, this Option is issued to the Optionee under the terms and conditions set by the Committee as follows.

TERMS AND CONDITIONS

1.	Exercise Price. The price to the Optionee of each Share subject to this Option shall be the Exercise Price specified in the Option Award Table of this Agreement (which price shall not be less than the Fair Market Value as of the Grant Date or, if the Optionee owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company, 110% of the Fair Market Value as of the Grant Date).

2.	Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. To the extent that, for any reason, the Option does not qualify as an incentive stock option under Code Section 422, the Option will be treated as a non-statutory stock option, subject to the tax consequences applicable to such options.

3.	Vesting and Exercise Schedule. Except as provided in Section 7, this Option will vest and become exercisable in accordance with the Option Vesting Schedule set forth in the Option Award Table of this Agreement, so long as the Optionee’s employment with the Company and its Affiliates has not ended. The Option Vesting Schedule is cumulative — that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under that Option Vesting Schedule to the extent not previously purchased.

This Option may be exercised in full (notwithstanding the Option Vesting Schedule) under the circumstances described in Section 7 of this Agreement if it has not expired prior thereto.

4.	Expiration. This Option shall expire at 4:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified in the Option Award Table of this Agreement (which date shall not be later than ten years after the Grant Date or, if the Optionee owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of stock of the Company, five years after the Grant Date);

(b)	The last day of any period following the Optionee’s termination of employment with the Company or an Affiliate during which this Option can be exercised (as specified in Section 6 of this Agreement);

(c)	Upon Optionee’s termination of employment with the Company or an Affiliate for Cause; or

(d)	The date (if any) fixed for cancellation pursuant to Section 7 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

5.	Procedure to Exercise Option.

Notice of Exercise. Subject to the terms and conditions of this Agreement, this Option may be exercised by following the instructions for exercising Options outlined on the Third Party website or contained in the package of materials provided with this award. If the person exercising this Option is not the Optionee, he or she must submit to the Company appropriate proof of his or her right to exercise this Option.

Tender of Payment. When Options are exercised payment of the full purchase price of the Shares being purchased must be made through one or a combination of the following methods:

(a)	Payment by check, bank draft or money order payable to the Company;

(b)	To the extent permitted by the Committee, by means of a broker-assisted cashless exercise in which the person exercising the Option irrevocably instructs his or her broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(c)	By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by the person exercising the Option that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the full purchase price of the Shares being purchased (the Optionee shall duly endorse in blank any certificates delivered and shall represent and warrant in writing that he or she is the owner of the Shares so delivered free and clear of all liens, security interests and other restrictions or encumbrances).

Delivery of Shares. As soon as practicable after the Company receives notification from the Third Party and the purchase price provided for above, and has determined that all conditions to exercise, including Sections 11 and 12 of this Agreement, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

6.	Continued Service Requirement. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate, and only if the Optionee has been continuously employed with the Company or an Affiliate; provided that:

(a)	The Optionee may exercise this Option during the ninety-day period following his termination of employment, but only to the extent that it was exercisable immediately prior to such termination of employment (i.e. the Optionee shall not progress on the Option Vesting Schedule) and only if the Optionee’s employment was not terminated for Cause. If the Optionee dies during such ninety-day period, the Optionee’s Successor (i.e., legal representative of the Optionee’s estate, or the person who has acquired the right by bequest or inheritance), may exercise this Option during the one-year period following the termination of employment.

(b)	If the Optionee’s employment terminates because the Optionee becomes totally and permanently disabled (within the meaning of Code section 22(e)(3)) (“Disabled”), he or she may exercise this Option during the one-year period following his or her termination of employment.

(c)	If the Optionee’s employment terminates because of the Optionee’s death, the Optionee’s Successor may exercise this Option during the one-year period following the date of the Optionee’s death.

(d)	If the Optionee’s employment terminates after a declaration made pursuant to Section 7 of this Agreement, he or she may exercise the Option at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after it has expired.

7.	Acceleration of Vesting and Exercisability.

Disability. This Option will vest and become exercisable in full (notwithstanding the Option Vesting Schedule) if the Optionee becomes Disabled while employed with the Company or an Affiliate.

Death. This Option will vest and become exercisable in full (notwithstanding the Option Vesting Schedule) if the Optionee dies while employed with the Company or an Affiliate.

Event. This option will vest and become exercisable in full (notwithstanding the Option Vesting Schedule) if an Event shall have occurred.

Fundamental Change. At least thirty days prior to a Fundamental Change, the Committee may, but shall not be obligated to declare, and provide written notice to the Optionee of the declaration, that this Option shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for payment to the Optionee, within ten days after the Fundamental Change, of cash equal to the amount, for each Share covered by the canceled Option, by which the event proceeds per share (as defined below) exceeds the exercise price per Share covered by this Option. This Option may be exercised in full (notwithstanding the Exercise Schedule) at any time after such declaration and prior to the time of cancellation of this Option. This Option, to the extent it has not been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.

In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation, the Committee, in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of this Option, of an option to purchase appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation.

For purposes of the preceding paragraphs, the “event proceeds per share” is the cash plus the value (as determined by the Committee) of the non-cash consideration to be received per Share by the stockholders of the Company upon the occurrence of the Fundamental Change.

8.	Limitation on Transfer. While the Optionee is alive, only the Optionee or his or her guardian or legal representative may exercise this Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.

9.	No Stockholder Rights Before Exercise. No person shall have any of the rights of a stockholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him or her upon exercise of this Option.

10.	Adjustments for Changes in Capitalization. In the event of an equity restructuring or other change in corporate capitalization affecting the Company as described in Section 16 of the Plan, the Committee may or shall take such actions as are provided in Section 16 of the Plan.

11.	Tax Consequences.

Incentive Stock Option. The Optionee hereby acknowledges that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired pursuant to an “incentive stock option” as defined in the Code. The Optionee agrees to promptly notify the Company if any Shares received upon the exercise of this Option are sold within the time periods specified in the previous sentence. The Company shall not be liable if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

Failure to Qualify as Incentive Stock Option. If and to the extent this Option fails to qualify as an incentive stock option, and if the Company or an Affiliate is required to withhold federal, state or local income taxes, or social security or other taxes, upon the exercise of this Option, the person exercising this Option shall make arrangements acceptable to the Company for payment of any such withholding prior to receipt of such Shares. The Optionee hereby authorizes the Company (or any Affiliate) to withhold from payroll or other amounts payable to the Optionee any sums required to satisfy such withholding tax obligations, and otherwise agrees to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If the Optionee wishes to satisfy some or all of such withholding tax obligations (but not in excess of withholding at the Optionee’s minimum statutory rate) by delivering Shares already owned or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, the Optionee must make such a request which shall be subject to approval by the Committee. Delivery of Shares upon exercise of this Option is subject to the satisfaction of any applicable withholding tax obligations.

Committee Approval; Revocation. The Committee may approve an advance election under this section to have the Company retain a portion of the number of Shares being acquired, but the approval is subject to revocation by the Committee at any time. Once such an election is made by the person exercising this Option, the Optionee may not revoke it.

12.	Compliance with Laws. This Option may be exercised only if the issuance of Shares upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws.

13.	Forfeitures. In the event the Optionee has exercised this Option following or within six months prior to his or her termination of employment with the Company and its Affiliates, the Company, by action of the Committee, will have the right and option (the “Purchase Right”) to purchase from the Optionee or his or her legal representative a number of shares equal to the number of Shares which had been purchased under this Option by the Optionee following or within six months prior to the Optionee’s termination of employment with the Company and its Affiliates (the “Purchase Right Shares”), if the Optionee (i) has engaged in competition with the Company or its Affiliates during the term of the Optionee’s employment with the Company or its Affiliates or within six months after the termination of such employment (the “Applicable Period”) that the Committee concludes is detrimental to the Company or its Affiliates, (ii) has made an unauthorized disclosure of material non-public or confidential information of the Company or any of its Affiliates during the Applicable period, (iii) has committed a material violation of any applicable policies or practices of the Company or any of its Affiliates during the Applicable Period, or (iv) has engaged in conduct reflecting dishonesty or disloyalty to the Company or any of its Affiliates during the Applicable Period.

In addition, the Committee may terminate this Option prior to exercise by Optionee if it determines that the Optionee has engaged or intends to engage in the activities described in (i)-(iv) above.

The decision to exercise the Company’s Purchase Right will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case. The Purchase Right also will cover any shares received from adjustments which pertained to the Purchase Right Shares and which were made as a result of any of the types of transactions referred to in Section 10, and such shares will also constitute Purchase Right Shares.

Such Purchase Right may be exercised by the Committee within 90 days after the Committee’s discovery of an occurrence that entitles it to exercise its Purchase Right (but in no event later than 15 months after the Optionee’s termination of employment with the Company and its Affiliates) for a purchase price equal to the total amount paid by the Optionee for the Purchase Right Shares. Such Purchase Right will be deemed to be exercised upon the Company’s mailing written notice of such exercise postage prepaid, addressed to the Optionee at the Optionee’s most recent home address as shown on the personnel records of the Company.

The Optionee agrees on the Optionee’s behalf and on behalf of the Optionee’s Successor, as the case may be, to deliver to the Company, on the date specified in such notice, which will not be less than ten nor more than thirty days after such notice, a certificate or certificates for the number of shares for which the Purchase Right has been exercised, duly endorsed for transfer to the Company against payment of the purchase price for the Purchase Right Shares. The Purchase Right of the Company may not be exercised on or after the occurrence of any Event.

14.	Cause. Cause means a termination of employment of the Optionee due to (i) the inability or failure of the Optionee to adequately perform the material duties of his or her position, (ii) conduct reflecting dishonesty or disloyalty to the Company and its Affiliates, (iii) failure to comply with the material business plans, policies or practices of the Company or its Affiliates or (iv) an unauthorized disclosure of material non-public or confidential information of the Company or its Affiliates.

15.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of the Agreement and the Plan, the provisions of the Plan shall govern.

16.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his or her employment and otherwise deal with the Optionee without regard to the effect it may have upon him or her under this Agreement.

17.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

18.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns (including a Successor) of the Optionee, and upon the successors and assigns of the Company.

19.	Choice of Law. The Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

By accepting the Agreement on the Third Party web site, the Optionee agrees to all the terms and conditions described above and in the Plan document.